Exhibit 10.9
Execution Version
$10,000,000 CREDIT AGREEMENT
dated as of March 12, 2026
between
CURIOSITY INC.
as Borrower,
THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
and
CITIBANK, N.A.,
as Lender

TABLE OF CONTENTS
Page
Section 1.1    Definitions    1
Section 1.2    Terms Generally    19
Section 1.3    Accounting Terms; Changes in GAAP    20
Section 1.4    Letter of Credit Amounts    20
SECTION 2 THE REVOLVING LOANS    21
Section 2.1    The Revolving Loan Commitment    21
Section 2.2    Making the Revolving Loans    21
Section 2.3    Interest.    21
Section 2.4    Principal Repayment; Revolving Note.    22
Section 2.5    Default Interest    22
Section 2.6    Continuation and Conversion Elections    22
Section 2.7    Optional Prepayment    23
Section 2.8    Inability to Determine Rates    23
Section 2.9    Illegality    24
Section 2.10    Method of Payment.    24
Section 2.11    Loan Account    25
Section 2.12    Use of Proceeds    25
Section 2.13    Reserved    25
Section 2.14    Unused Fee    25
Section 2.15    Incremental Commitments    25
Section 2.16    Benchmark Replacement Setting.    26
SECTION 3 LETTERS OF CREDIT    27
Section 3.1    L/C Commitment.    27
    i

Section 3.2    Procedure for Issuance of Letters of Credit    27
Section 3.3    Fees and Other Charges.    28
Section 3.4    Reimbursement    28
Section 3.5    Obligations Absolute    29
Section 3.6    Letter of Credit Payments    29
Section 3.7    Applications    29
Section 3.8    Interim Interest    29
Section 3.9    Cash Collateral.    30
Section 3.10    Applicability of ISP    30
SECTION 4 YIELD PROTECTION    30
Section 4.1    Increased Costs.    30
Section 4.2    Taxes.    32
Section 4.3    Breakage Costs    33
Section 4.4    Mitigation Obligations; Designation of Lending Office.    34
SECTION 5 REPRESENTATIONS AND WARRANTIES    34
Section 5.1    Organization    34
Section 5.2    Power and Authority    34
Section 5.3    Authorization of Borrowing    34
Section 5.4    Agreement Binding; No Conflicts    34
Section 5.5    Compliance with Law    35
Section 5.6    Litigation    35
Section 5.7    Other Obligations    35
Section 5.8    Financial Information    35
Section 5.9    Accuracy of Information    35
Section 5.10    ERISA Compliance    36

Section 5.11    Sanctions; Anti-Corruption    37
Section 5.12    Ownership of Properties; Margin Regulations; Solvency; Liens    37
Section 5.13    Group Structure Chart    38
Section 5.14    Investment Company Act    38
Section 5.15    No Default    38
Section 5.16    Taxes    38
Section 5.17    Insurance    38
Section 5.18    Environmental Matters    38
Section 5.19    Labor Matters    38
SECTION 6 COVENANTS    39
Section 6.1    Reporting Requirements    39
Section 6.2    Primary Depositary Relationship    40
Section 6.3    Notices    40
Section 6.4    Compliance with Laws, Etc    40
Section 6.5    Other Information; Access to Premises and Records    40
Section 6.6    Maintenance of Properties; Insurance    41
Section 6.7    PATRIOT Act Compliance    41
Section 6.8    Sanctions; Anti-Corruption Laws    41
Section 6.9    Payment of Taxes and Other Lawful Claims    41
Section 6.10    Reserved    41
Section 6.11    Further Assurances    41
Section 6.12    Indebtedness    42
Section 6.13    Liens    43
Section 6.14    Dispositions    43
Section 6.15    Restricted Payments    43

Section 6.16    Investments    44
Section 6.17    Merger, Consolidation, etc    45
Section 6.18    Wholly-Owned Subsidiaries    45
Section 6.19    Nature of Business    46
Section 6.20    Consolidated Leverage Ratio    46
Section 6.21    Consolidated Interest Coverage Ratio    46
SECTION 7 CONDITIONS    46
Section 7.1    Conditions Precedent to the Effectiveness of Credit Agreement    46
Section 7.2    Conditions Precedent to each Credit Extension    48
SECTION 8 EVENTS OF DEFAULT    48
Section 8.1    Events of Default    48
Section 8.2    Consequence of Default    50
Section 8.3    Cure Right    51
SECTION 9 EXPENSES; INDEMNITY; DAMAGE WAIVER    52
Section 9.1    Costs and Expenses    52
Section 9.2    Indemnification by the Borrower    53
Section 9.3    Waiver of Consequential Damages; Unintended Recipients    53
Section 9.4    Payments    54
Section 9.5    Survival    54
SECTION 10 MISCELLANEOUS    54
Section 10.1    Entire Agreement    54
Section 10.2    No Waiver; Cumulative Rights    54
Section 10.3    Assignment; Binding Effect.    54
Section 10.4    Governing Law; Jurisdiction; Consent to Service of Process.    56
Section 10.5    Waiver of Jury Trial    57

Section 10.6    Notices    57
Section 10.7    Amendments, Etc    57
Section 10.8    Usury    58
Section 10.9    Counterparts    58
Section 10.10    Severability    58
Section 10.11    Right of Set-Off    58
Section 10.12    USA PATRIOT Act    58
Section 10.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    58
Section 10.14    Appointment of Lender as Agent    59

    v

EXHIBIT A – FORM OF REVOLVING NOTE
EXHIBIT B – FORM OF NOTICE OF BORROWING
EXHIBIT C – FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 6.12 – PERMITTED INDEBTEDNESS
SCHEDULE 6.13 – PERMITTED LIENS
SCHEDULE 6.16 – PERMITTED INVESTMENTS

CREDIT AGREEMENT
This CREDIT AGREEMENT dated as of March 12, 2026 (this “Credit Agreement”) between CURIOSITY INC., a Delaware corporation (“Borrower”), the GUARANTORS party hereto from time to time, and CITIBANK, N.A., as lender (in such capacity, “Lender”).
SECTION 1
DEFINITIONS
Section 1.1Definitions. As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.0%; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.
“Applicable Margin” shall mean 3.00% per annum.
“Application” means a written request for an L/C Credit Extension which complies with the terms hereof, in form and substance satisfactory to the Lender.
“Available Revolving Commitment” means, at any time, an amount equal to the Revolving Loan Commitment in effect at such time, minus (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus, (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus, (c) the aggregate principal balance of any Revolving Loans outstanding at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.16(a), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
    (a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
    (b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
    (a)    a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
    (b)    a public statement or publication of information by the regulatory supervisor for the administrator of then-current Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
    (c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” is defined in the preamble hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for L/C Exposure and/or Obligations in respect of Cash Management Services then outstanding, cash or deposit account balances or, if the Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, at any time, (a) any evidence of indebtedness, maturing not more than one (1) year after such time, issued or guaranteed by the United States Government or any political subdivision, agency or public instrumentality thereof, (b) commercial paper, or corporate demand notes, maturing within 270 days from the date of acquisition thereof in each case rated at least A-2 by Standard & Poor’s Ratings Group or P-2 by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one (1) year after such time, or any overnight Federal Funds transaction that is issued or sold by the Lender (or by (x) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 or (y) a commercial bank of a foreign country recognized by the United States having combined capital and surplus and undivided profits of not less than $500,000,000 (or the Dollar equivalent thereof)), (d) other investments considered to be cash equivalents or investments that are readily convertible to cash consistent with the Parent Company’s investment policy as described in the sections titled “Cash, Cash Equivalents and Restricted Cash” and “Liquidity” in the Parent Company’s Form 10-K for the fiscal year ended December 31, 2024, (e) any repurchase agreement entered into with the Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder, (f) money market accounts or mutual funds which are at least 95% invested in assets satisfying the foregoing requirements and (g) other short term liquid investments consistent with the Borrower’s current investment policy or otherwise reasonably approved in writing by the Lender. In addition, with respect to Foreign Subsidiaries, Cash Equivalents shall include bank deposits maintained in the ordinary course of business of the Foreign Subsidiaries with any bank approved by the Lender (such approval not to be unreasonably withheld).
“Cash Management Agreement” is defined in the definition of “Cash Management Services.”
“Cash Management Services” means cash management and other services provided to one or more of the Loan Parties by the Lender and its Affiliates which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called “purchase cards”, “procurement cards” or “p-cards”), credit card processing services, debit cards, stored value cards, and check cashing services identified in the Lender's and its Affiliates' various cash management services or other similar agreements (each, a “Cash Management Agreement”).
“Change in Law” shall mean the occurrence after the Effective Date of (i) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty or (iii) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which: (a) the Parent Company ceases to own and control 100% of the equity interests and voting rights of the Borrower; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Company or the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, the “Collateral” as defined in the Security Agreement, Cash Collateral, and any other collateral in which, pursuant to any other Collateral Documents that exist from time to time, the Lender obtains a security interest.
“Collateral Documents” means, collectively, the Security Agreement, and each other agreement or instrument pursuant to or in connection with which a Loan Party or any other Person grants a security interest in any Collateral to the Lender (including, without limitation, any deposit account control agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.9).
“Conforming Changes” means, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes that the Lender decides may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) Consolidated Interest Expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring charges, expenses or losses and (f) stock-based compensation and other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) any non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (ii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis, and (iii) any interest income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Parent Company or any of its subsidiaries shall have consummated an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” means, for any period, total interest expense (including imputed interest on capitalized leases), excluding any non-cash interest expenses, of the Parent Company and its subsidiaries on a consolidated basis for such period with respect to all outstanding indebtedness for borrowed money of the Parent Company and its subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap contracts in respect of interest rates to the extent that such net costs are allocable to such period).
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Parent Company and its subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary of the Parent Company or is merged into or consolidated with the Parent Company or any of its subsidiaries, (b) the income (or deficit) of any Person (other than a subsidiary of the Parent Company) in which the Parent Company or any of its subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Company or such subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any subsidiary of the Parent Company to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such subsidiary.
“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all indebtedness for borrowed money of the Parent Company and its subsidiaries (or, if higher, the par value or stated face amount of all such indebtedness for borrowed money (other than zero coupon indebtedness for borrowed money)) on a consolidated basis on such date.
“Continuation/Conversion Notice” is defined in Section 2.6.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” is defined in the preamble hereof.
“Credit Extension” means the making of a Revolving Loan or an L/C Credit Extension, as applicable.
“Default” shall mean any event or circumstance that, with the giving of notice, the lapse of time or both would constitute an Event of Default.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of equity interests by a subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any note or accounts receivable or any rights and claims associated therewith; provided that, for purposes of Section 6.14, “Disposition” shall not include any single transaction or series of related transactions involving property with a fair market value (as determined in good faith by the Borrower) of less than $1,000,000 (or such other amount as may be agreed by the Lender and the Borrower).
“Dollars” and the symbol “$” shall mean dollars in the lawful money of the United States of America.
“EEA Financial Institution” shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegate) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date hereof, or such other date on which the conditions precedent set forth in Section 7.1 have been satisfied in full or waived in accordance with the terms hereof.
“Environmental Law” shall mean any present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any governmental authority imposing liability, requiring specific actions or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA);

(e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the engagement by any Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” is defined in Section 8.1.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Loan Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Revolving Loan or Revolving Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 4.4 or Section 10.3) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s failure to comply with Section 4.2(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FCPA” is defined in Section 5.11(b).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Floating Rate” shall the per annum rate of interest announced publicly by the Lender, in New York, N.Y. from time to time as its “base rate”. The Floating Rate will change simultaneously with any announced change in Lender’s base rate.
“Floating Rate Loan” means a Revolving Loan that bears interest at a rate based on the Floating Rate.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their subsidiaries with respect to employees employed outside the United States (other than any governmental arrangement).
“Foreign Subsidiary” means any direct or indirect subsidiary of a Loan Party that is not incorporated or organized under the laws of a state within the United States of America or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
“Group Structure Chart” means the most recent group structure chart of the Parent Company and its subsidiaries delivered to the Lender by the Borrower on or prior to the date of this Credit Agreement.
“Guarantor” means the Parent Company and each of the Subsidiary Loan Parties.
“Guaranty” means that certain Guaranty dated as of the date here between the Guarantors and the Lender.
“Hazardous Materials” means (i) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Immaterial Subsidiary” means, as of any date, any subsidiary that generates, together with its Subsidiaries, not in excess of (x) 5%, with respect to any Immaterial Subsidiary individually and (y) 10%, when aggregated with all other Immaterial Subsidiaries in existence at such time, of the net revenues or total assets of the Parent Company and its subsidiaries for the most recently ended fiscal quarter (as determined in accordance with GAAP consistently applied).
“Incremental Commitment Effective Date” is defined in Section 2.15(c).
“Incremental Commitments” is defined in Section 2.15(a).
“Incremental Request” is defined in Section 2.15(a).
“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Indemnitee” is defined in Section 9.2.
“Interest Payment Date” means (a) as to any Floating Rate Loan, the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date, as applicable and (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Revolving Loan Maturity Date, as applicable.
“Interest Period” means, as to any Revolving Loan, the period commencing on the date of advance such Revolving Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Continuation/Conversion Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Loan Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification in such Notice of Borrowing or Continuation/Conversion Notice. For purposes hereof, the date of a Revolving Loan initially shall be the date on which such Revolving Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs guarantees in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“L/C Commitment” means the obligation of the Lender to issue Letters of Credit for the Account of the Borrower in an aggregate principal amount not to exceed two Million Dollars ($2,000,000) or such other amount as the Lender may consent to in writing. The L/C Commitment is a sublimit of the Revolving Loan Commitment.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.
“L/C Disbursement” means a payment made by the Lender pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to the terms hereof at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower shall remain in full force and effect until the Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“L/C Related Documents” means, as to any Letter of Credit, each application therefor, including an Application, and any other document, agreement or instrument entered into by the Borrower or any Affiliate with or in favor of the Lender and relating to such Letter of Credit.
“Lender” is defined in the preamble hereof.

“Lender’s Office” means the Lender’s address at 1 Market St, Floor 41, San Francisco, CA 94105 and, as appropriate, account as the Lender may from time to time notify the Borrower in writing.

“Letter of Credit” is defined in Section 3.1(a).
“Letter of Credit Availability Period” means the period commencing on the Effective Date up to but excluding the Letter of Credit Maturity Date.
“Letter of Credit Fee” is defined in Section 3.3(a).
“Letter of Credit Maturity Date” means the date falling ten (10) Business Days prior to the Revolving Loan Maturity Date.
“Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.
“Liquidity” means, as of any date of determination, the sum of (i) the amount of Unrestricted Cash of the Parent Company and its subsidiaries as of such date, and (ii) the Available Revolving Commitments under this Credit Agreement at such time.
“Loan Account” is defined in Section 2.11.
“Loan Documents” shall mean each of this Credit Agreement, the Revolving Note, the Guaranty, the Collateral Documents, each Cash Management Agreement, each L/C Related Document, and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.
“Loan Parties” means the Borrower and the Guarantors.
“Margin Stock” is defined in Section 5.12(b).
“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent Company and its subsidiaries taken as a whole; or (b) a material adverse effect on any of (i) the ability of any Loan Party to perform any of its material obligations hereunder, under the Revolving Note or under any other Loan Document to which it is a party, (ii) the legality, validity or enforceability of this Credit Agreement, the Revolving Note or any other Loan Document or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which any Loan Party or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Notice of Borrowing” is defined in Section 2.2.
“Obligations” means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Revolving Loans and all other obligations and liabilities (including any fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Credit Agreement, any other Loan Document (including, for the avoidance of doubt, any Cash Management agreement), the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Lender that are required to be paid by any Loan Party pursuant any Loan Document, Cash Management Agreement or otherwise, and (b) any obligation of any other Affiliate or Subsidiary of a Loan Party arising in connection with any Cash Management Agreements.
“Organizational Documents” shall mean, as to any Person, the articles of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.
“Other Connection Taxes” shall mean, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.4).
“Participant” is defined in Section 10.3(c).

“Participant Register” is defined in Section 10.3(c).
“Parent Company” means CuriosityStream Inc. a Delaware corporation.
“PATRIOT Act” is defined in Section 10.12.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any acquisition by (a) any Loan Party or any subsidiary of any Loan Party of all or substantially all of the assets of a Person, or of all or substantially all of any business, unit or division of a Person or (b) any Loan Party or any subsidiary of any Loan Party of a majority of the capital stock, partnership interests, membership interests or other equity of any Person, in each case to the extent that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving effect to such Permitted Acquisition, the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.20 and Section 6.21; provided that the aggregate consideration for all such Permitted Acquisitions consummated in any fiscal year shall not exceed $2,000,000.
“Permitted Licenses” means the exclusive or non-exclusive licensing or sublicensing of, or sale of rights to, audio and video content, related data assets and other media owned by the Parent Company or any of its subsidiaries.
“Permitted Liens” means:
    (a)    liens listed on Schedule 6.13 to this Credit Agreement;
    (b)    liens for taxes, assessments or governmental charges, liens incident to construction and easements, restrictions, minor title irregularities and similar matters;
    (c)    liens or deposits in connection with workers’ compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business (including landlords’ liens for non-payment of rent);

    (d)    liens in favor of Lender;
    (e)    zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on any Loan Party’s ability to use such real property for its intended purpose in connection with such Loan Party’s business;
    (f)    liens in connection with purchase money debt and capitalized leases otherwise permitted pursuant to this Credit Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money debt or that are the subject of such capitalized leases, and any replacements, additions and accessions thereto and any income, proceeds or profits thereof so long as the amount thereof is not increased;
    (g)    judgment liens arising solely as a result of the existence of judgments, orders or awards that do not otherwise constitute an Event of Default and provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
    (h)    liens that are replacements, additions or accessions of otherwise Permitted Liens to the extent that the original debt secured thereby is permitted hereunder and so long as (A) the replacement liens only encumber those assets that secured the original debt, (B) the priority of such replacement lien shall be the same as, or junior to, the priority of the lien so replaced and (C) the amount of the original debt secured thereby is not increased;
    (i)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts of any Loan Party and its subsidiaries in the ordinary course of business;
    (j)    Liens in favor of credit card processors, payment processors, or similar entities in connection with credit card or payment processing arrangements, in each case in the ordinary course of business;
    (k)    Reserved;
(l)    liens arising in the ordinary course of business in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code (or analogous provision);
(m)    Liens arising solely by operation of law (including mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’ and similar liens) incurred in the ordinary course of business and not securing indebtedness for borrowed money, provided such liens are not overdue for more than thirty (30) days or are being contested in good faith by appropriate proceedings;
(n)    Liens on cash or Cash Equivalents securing obligations in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued in the ordinary course of business and in an aggregate amount not exceeding $500,000 at any time outstanding; provided that any Lien incurred pursuant to this clause in favor of the Lender or any of its Affiliates shall not count towards the $500,000 cap;
(o)    Liens on insurance policies and the proceeds thereof, or on the unearned portion of insurance premiums, securing the financing of insurance premiums in the ordinary course of business;
(p)    Liens securing intercompany indebtedness among the Loan Parties and their subsidiaries, provided such indebtedness is permitted under this Credit Agreement and is subordinated to the obligations under the Loan Documents and in an aggregate amount not exceeding $500,000 at any time outstanding; and
(q)    Liens arising in connection with Permitted Licenses, to the extent that the grant of such license or sublicense would be deemed to create a Lien under applicable law.
“Person” shall mean any natural person, company, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, governmental authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any of their subsidiaries or any such plan to which any Loan Party or any of their subsidiaries is required to contribute on behalf of any of its employees or with respect to which any Loan Party or any of their subsidiaries has any liability.
“Primary Depositary Relationship” means the principal deposit and operating accounts and principal cash management and depository relationship of the Loan Parties and their subsidiaries.
“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Revolving Credit Exposure” means, at any time of determination, the aggregate principal amount at such time of the outstanding Revolving Loans at such time.
“Revolving Loan” is defined in Section 2.1.
“Revolving Loan Commitment” means $10,000,000, as such amount may be increased or decreased pursuant to the terms hereof.
“Revolving Loan Maturity Date” shall mean March 12, 2029, or such earlier date on which the Revolving Loan Commitment is terminated in full hereunder.
“Revolving Note” means the promissory note of the Borrower evidencing the Revolving Loans, payable to the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.
“Sanctions” is defined in Section 5.11.
“Secured Parties” means the Lender and each Affiliate of the Lender that provides Cash Management Services.
“Security Agreement” means that certain Security Agreement dated as of the date hereof, made by the Loan Parties in favor of Lender.
“SOFR” means on any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently a thttp://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“SOFR Loan” means a Revolving Loan that bears interest at a rate based on Adjusted Term SOFR.
“Subsidiary Loan Parties” shall mean any Wholly-Owned Subsidiary that is required to execute or become party to the Guaranty pursuant to Section 6.18.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Cash” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents held in Deposit Accounts or Securities Accounts (each as defined in the Security Agreement) of the Parent Company and its subsidiaries that is free and clear of all Liens other than (i) Liens created by the Loan Documents or (ii) other Liens permitted hereunder; provided that any such Liens are subordinated to or pari passu with the Liens in favor of the Lender (and perfected to no greater extent than the Liens on such cash and cash equivalents in favor of the Lender).
“Unused Fee” is defined in Section 2.14.
“Wholly-Owned Subsidiary” means, as to a subsidiary of a Person, a subsidiary of such Person all of the outstanding equity interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. As used herein, references to a Wholly-Owned Subsidiary are to Wholly-Owned Subsidiaries of the Borrower.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the stated expiration date of such Letter of Credit, to reinstate an amount drawn under such Letter of Credit or both.
Section 1.3Accounting Terms; Changes in GAAP.
(a)Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower or any other Loan Party to the Lender pursuant to Section 6.1(a) and Section 6.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, indebtedness for borrowed money of the Parent Company and its subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.4Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 2
THE REVOLVING LOANS
Section 2.1The Revolving Loan Commitment. On the terms and subject to the conditions of this Credit Agreement, the Lender agrees, from time to time on any Business Day during the period commencing on the Effective Date up to but excluding the Revolving Loan Maturity Date, to make revolving loans consisting of SOFR Loans to the Borrower (the “Revolving Loans”) in amounts permitted hereunder, which will not exceed the lesser of Revolving Loan Commitment or the Available Revolving Commitment at such time. The

Revolving Loan Commitment shall be subject to reduction and/or termination as herein provided. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Revolving Loans. Any such borrowing shall be denominated in Dollars, and shall be in the aggregate principal amount of $100,000, or any whole multiple of $5,000 in excess thereof. On the Revolving Loan Maturity Date, the Revolving Loan Commitment shall automatically terminate and the Lender shall have no obligation whatsoever to make any further Revolving Loans to the Borrower.
Section 2.2Making the Revolving Loans. Each Revolving Loan shall be made upon written notice, given by the Borrower to the Lender at least three (3) Business Days prior to the proposed borrowing date thereof. Each such notice shall be in the form attached hereto as Exhibit B (a “Notice of Borrowing”), shall be irrevocable and shall specify therein (i) the proposed borrowing date, which shall be a Business Day, (ii) the principal amount of such Revolving Loan (iii) the duration of the initial Interest Period therefor (if such Revolving Loans are SOFR Loans), and (iv) the location and number of the Borrower’s account to which funds are to be disbursed, which account shall be an account of the Borrower held with the Lender. Upon fulfillment of the applicable conditions set forth in SECTION 7 (or the waiver thereof by the Lender as herein prescribed), the Lender will make the proceeds of such Revolving Loan available to the Borrower in same day funds at the Lender’s Office by wire transfer of such funds in accordance with the instructions provided in the applicable Notice of Borrowing. The Borrower agrees that the Lender may, at its option, make any Revolving Loan hereunder by causing any foreign or domestic branch or affiliate of the Lender to make such Revolving Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms hereof.
Section 2.3Interest.
(a)The Revolving Loans shall bear interest on the outstanding principal amount thereof from the date hereof to the Revolving Loan Maturity Date at a rate per annum equal to, at the election of the Borrower, (a) the sum of the Floating Rate plus the Applicable Margin or (b) the sum of Adjusted Term SOFR for the applicable Interest Period plus the Applicable Margin. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period. Notwithstanding anything herein to the contrary, all accrued interest shall be payable (i) on each date principal is payable hereunder or such earlier date as herein required, and (ii) on the date any Revolving Loan of one type is converted into a Revolving Loan of another type.
(b)Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.5 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such SOFR Loan shall be payable on the effective date of such conversion.

(c)In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.4Principal Repayment; Revolving Note.
The Borrower shall repay the outstanding principal balance of all outstanding Revolving Loans, together with accrued interest and all other amounts due and owing hereunder or under the other Loan Documents, on the Revolving Loan Maturity Date at the Lender’s Office in Dollars. The Borrower’s obligations to the Lender with respect to the payment of interest and principal with respect to the Revolving Loans shall be evidenced by this Credit Agreement and the Revolving Note.
Section 2.5Default Interest. Any principal, interest or other obligation hereunder or under any other Loan Document which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the day when due until said principal, interest or other amount is paid in full, payable on demand, at a rate equal at all times to the applicable interest rate plus 2% per annum.
Section 2.6Continuation and Conversion Elections. The Borrower shall have the right, at any time, on delivery of an irrevocable written notice (a “Continuation/Conversion Notice”) to the Lender to (i) to continue a SOFR Loan or any portion thereof for an additional Interest Period (which notice shall specify the duration of such subsequent Interest Period) or (ii) convert a Floating Rate Loan or any portion thereof into a SOFR Loan subject, in each case, to the following:
(a)no Default or Event of Default shall have occurred and be continuing at the time of such continuation or conversion;
(b)in the case of a continuation or conversion of less than all such Revolving Loans, the aggregate principal amount of any SOFR Loan shall be in an amount that is not less than $100,000 and in integral multiples of $5,000 in excess thereof; and
(c)the Lender shall receive the Continuation/Conversion Notice at least three (3) Business Days prior to the conversion to or continuation of a SOFR Loan.
In the event that the Borrower shall not give notice to continue any SOFR Loan into a subsequent Interest Period, such SOFR Loan (unless repaid) shall automatically become a SOFR Loan with an Interest Period of one (1) month at the expiration of the then-current Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, for so long as an Event of Default is continuing, unless repaid, each SOFR Loan shall be converted into a Floating Rate Loan at the end of the Interest Period applicable thereto.

Section 2.7Optional Prepayment. Subject to the terms of Section 4.3, the Borrower may (and if such notice is given, shall), upon at least three (3) Business Days’ prior written notice to the Lender, prepay all or any portion of the principal amount outstanding of any Revolving Loans together with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that (i) prepayments of Revolving Loans prior to the Revolving Loan Maturity Date shall not reduce the Revolving Loan Commitment; (ii) all prepayments made pursuant to this Section 2.7 shall be in amounts of not less than $100,000, or any integral multiple of $5,000 in excess thereof and (iii) any Revolving Loan may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on the last day of an Interest Period or subject to the payment of amounts described in Section 4.3. Each prepayment made pursuant to this Section 2.7 shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all payments required pursuant to Section 4.3 in respect of such prepayment. Each notice of prepayment shall be irrevocable and shall specify the date and the amount of the prepayment.
Section 2.8Inability to Determine Rates. Subject to Section 2.16, if prior to the first day of any Interest Period:
(a)the Lender determines (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Lender determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lender of making and maintaining such Revolving Loan,
(c)then the Lender shall promptly notify the Borrower. Thereafter, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Floating Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Floating Rate Loan or conversion to Floating Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Floating Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.3.
Section 2.9Illegality. If the Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower (an “Illegality

Notice”), any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Floating Rate Loans to SOFR Loans, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans to Floating Rate Loans, on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.3.
Section 2.10Method of Payment.
(a)All sums payable by any Loan Party to the Lender hereunder or under the Revolving Note or under any other Loan Document shall be payable in New York, New York, in Dollars, in immediately available funds and without any defense, set-off or counterclaim, no later than 2:00 p.m. New York time on the day when due, for the account of and as directed by the Lender. Any payments made after 2:00 p.m. (New York time) on any day shall be deemed to have been made on the immediately following Business Day.
(b)Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Revolving Loans, and thereafter to the principal amount of the Revolving Loans due and payable, and thereafter to the payment of any other Obligations, including Obligations in respect of Cash Management Services.
(c)All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Revolving Loan.
(d)Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided however, that if such extension would cause such payment to be made in a new calendar month or beyond the Revolving Loan Maturity Date, as the case may be, such payment shall be made on the next preceding Business Day.
Section 2.11Loan Account. The Lender maintains on its books a loan account in the name of the Borrower (the “Loan Account”), showing the Revolving Loans, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents. The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower and the Lender as to the amount at any time due from the Borrower, absent manifest error.

Section 2.12Use of Proceeds. The Borrower shall apply the proceeds of the Revolving Loans and use the Letters of Credit issued hereunder solely (a) to pay certain fees, costs and expenses incurred in connection with the negotiation and entering into this Credit Agreement, and (b) for working capital requirements and general corporate purposes; provided, however, that no portion of the proceeds of any of the Revolving Loans or any Letter of Credit may be used to acquire any Margin Stock or otherwise be used in a manner which would violate Section 8 of the Securities Exchange Act of 1934, as amended and as in effect from time to time, or any regulations issued pursuant thereto.
Section 2.13Reserved.
Section 2.14Unused Fee. The Borrower agrees to pay to the Lender an unused fee (the “Unused Fee”), which shall accrue at the rate of 0.350% per annum on the average daily amount of the Available Revolving Commitment during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Loan Commitment terminates and the Revolving Loan Maturity Date. The accrued Unused Fee shall be payable in arrears within one (1) Business Day after the end of each calendar quarter and on the earlier of the date the Revolving Loan Commitments terminate and the Revolving Loan Maturity Date, commencing on the first such date to occur after the Effective Date. The Unused Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.15Incremental Commitments.
(a)Request for Revolving Loan Commitment Increase. The Borrower may, at any time and from time to time, by written notice to the Lender (such notice, an “Incremental Request”), request increases in the Revolving Loan Commitment (such increases, the “Incremental Commitments”) to an aggregate amount not exceeding $20,000,000; provided, that the Borrower shall make no more than three (3) requests for Incremental Commitments hereunder.
(b)Incremental Lender. An Incremental Commitment may only be provided by the Lender. Notwithstanding anything herein to the contrary, the Lender shall have no obligation to agree to provide an Incremental Commitment pursuant to this Section and any election to do so shall be in the sole discretion of the Lender.
(c)Terms of Incremental Commitment. The Lender and the Borrower shall determine the effective date for an Incremental Commitment pursuant to this Section (an “Incremental Commitment Effective Date”); provided that such date shall be a Business Day at least 90 days prior to the Revolving Loan Maturity Date. Effective as of the Incremental Commitment Effective Date, the Incremental Commitment Increase shall be a Revolving Loan Commitment (but not a separate facility hereunder) and the amount of commitments set forth in the definition of Revolving Loan Commitment shall be updated accordingly to reflect such Incremental Commitment.
Section 2.16Benchmark Replacement Setting.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Lender and the Borrower may amend this Credit Agreement to replace the then-current Benchmark with a Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16 will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Lender as set forth in this Section 2.16 may be provided, at the option of the Lender (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Revolving Loan of or conversion to Floating Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Floating Rate Loans at the end of the applicable Interest Period.
SECTION 3
LETTERS OF CREDIT

Section 3.1L/C Commitment.
(a)Subject to the terms and conditions hereof, the Lender agrees to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period, in such form as may reasonably be approved by the Lender from time to time; provided that the Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the L/C Commitment or the Available Revolving Commitment at such time. Unless otherwise agreed by the Lender in its sole discretion, each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(b)The Lender shall not be obligated to issue, amend, renew, or reinstate any Letter of Credit if:
(i)such issuance, amendment, renewal or reinstatement would violate, or cause the Lender to exceed any limits imposed hereunder or by, any applicable law;
(ii)any order, judgment or decree of any Governmental Authority or arbitrator prohibits or restrains such action, or any or any law, rule or regulation applicable to the Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender prohibits or requests the Lender to refrain from issuing, amending, renewing, or reinstating letters of credit generally or the requested Letter of Credit, or imposes any new restriction, reserve, or capital requirement (not in effect as of the Effective Date and for which the Lender is not otherwise compensated), or results in any unreimbursed loss, cost, or expense (not applicable as of the Effective Date) that the Lender in good faith deems material;
(iii)any applicable condition set forth in Section 7.2 has not been satisfied;
(iv)the requested Letter of Credit is not in form and substance acceptable to the Lender, or its issuance, amendment or renewal would violate any applicable law, regulation, or the internal policies of the Lender; or
(v)the requested Letter of Credit provides for automatic reinstatement of its stated amount after any drawing.
Section 3.2Procedure for Issuance of Letters of Credit. The Borrower may request that the Lender issue a Letter of Credit for the account of the Borrower by delivering to the Lender, at its notice address specified herein, a duly completed Application, together with any certificates, documents and other papers and information as the Lender may reasonably request. Upon receipt of such Application and all required supporting materials, the Lender will process the request in accordance with its customary procedures and, subject to the terms and conditions of this Credit Agreement, will promptly issue the requested Letter of Credit; provided, however, that the Lender shall not be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application and all required supporting materials. The original Letter of Credit will be delivered to the beneficiary or as otherwise agreed by the Lender and the

Borrower, and the Lender will as soon as reasonably practical provide a copy of the issued Letter of Credit to the Borrower.
Section 3.3Fees and Other Charges.
(a)The Borrower agrees to pay, with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower: (i) a letter of credit fee equal to the Applicable Margin, multiplied by the daily amount available to be drawn under each such Letter of Credit (the “Letter of Credit Fee”), payable quarterly in arrears on the first Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date after the issuance date of such Letter of Credit; and (ii) the Lender's standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower, or processing drawings thereunder. All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)In addition to the foregoing fees, the Borrower shall pay or reimburse the Lender for such normal and customary costs and expenses as are incurred or charged by the Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(c)The Borrower shall furnish to the Lender such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C Related Documents, as the Lender may require.
(d)All fees payable under this Section 3.3 shall be fully earned on the date paid and nonrefundable.
Section 3.4Reimbursement. If the Lender makes any L/C Disbursement in respect of a Letter of Credit, the Lender shall notify the Borrower thereof, and the Borrower shall pay to the Lender an amount equal to such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to the Lender at its address for notices specified herein, in Dollars and in immediately available funds; provided, however, that the Borrower may, subject to the satisfaction of the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with a Revolving Loan in an equivalent amount, and to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan.
Section 3.5Obligations Absolute. The Borrower's obligations under this SECTION 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Lender that the Lender shall not be responsible for, and the Borrower's obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption, delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Lender. The Borrower agrees that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Lender to the Borrower. In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save the Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of the Lender to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case, other than to the extent solely as a result of the gross negligence or willful misconduct of the Lender (as finally determined by a court of competent jurisdiction).
Section 3.6Letter of Credit Payments. If any draft is presented for payment under any Letter of Credit, the Lender shall as soon as reasonably practicable notify the Borrower of the date and amount thereof. The Lender's responsibility to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with the terms and conditions of such Letter of Credit.
Section 3.7Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Credit Agreement, the provisions of this Credit Agreement shall control.
Section 3.8Interim Interest. If the Lender makes any L/C Disbursement in respect of a Letter of Credit, and the Borrower does not reimburse such L/C Disbursement in full within the time period specified in Section 3.4, the unpaid amount shall bear interest, for the account of the Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if it were a Revolving Loan that is a Floating Rate Loan; provided that the provisions of Section 2.5 shall apply to any such amounts not paid when due.
Section 3.9Cash Collateral.
(a)Certain Credit Support Events. Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing under any Letter of Credit and such drawing has not been reimbursed by the Borrower or converted into a Revolving Loan as provided herein, or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure remains outstanding, the

Borrower shall immediately Cash Collateralize the then effective L/C Exposure in an amount equal to one hundred five percent (105%) of such L/C Exposure.
(b)Grant of Security Interest. All Cash Collateral shall be maintained in a blocked, non-interest bearing deposit account with the Lender (the “Cash Collateral Account”). The Borrower hereby grants to, and subjects to the control of, the Lender a first priority security interest and Lien in the Cash Collateral Account and all such Cash Collateral and all proceeds thereof, as security for the obligations to which such Cash Collateral may be applied. If at any time the Lender determines that the total amount of such Cash Collateral is less than one hundred five percent (105%) of the applicable L/C Exposure and other obligations secured thereby, the Borrower will, promptly, upon demand by the Lender, provide additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure and other obligations for which the Cash Collateral was provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided in respect of Letters of Credit or other obligations shall no longer be required to be held as Cash Collateral following the effective termination of the applicable L/C Exposure and other obligations giving rise thereto. The Borrower may request in writing the return of any excess Cash Collateral; provided, however, that Cash Collateral shall not be released during the continuance of an Event of Default.
Section 3.10Applicability of ISP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.
SECTION 4
YIELD PROTECTION
Section 4.1Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to funding based on SOFR), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Revolving Loans made by the Lender or any Letter of Credit;
(b)and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to increase the cost to the Lender of issuing or maintaining any Letter of Credit, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(c)Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Loan Commitments, the Revolving Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or such the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(d)Certificates for Reimbursement. A certificate of the Lender setting forth the calculation, in reasonable detail, of the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(e)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that, the Borrower shall not be required to compensate the Lender pursuant to this Section 4.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.2Taxes.
(a)Defined Terms. For purposes of this Section 4.2, the term “applicable law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Loan Party) requires the deduction or withholding of any Tax from any such payment by such Loan Party, then such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.2(b)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.2(d)) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.2, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(f)Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Loan Parties to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The Lender shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in

Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for Loan Parties to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of prior sentence, “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.2 (including by the payment of additional amounts pursuant to this Section 4.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other, than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.3Breakage Costs In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of the Lender setting forth the calculation, in reasonable detail, of any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 4.4Mitigation Obligations; Designation of Lending Office. If the Lender requests compensation under Section 4.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 4.2, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.2, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
SECTION 5
REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby makes the following representations and warranties to the Lender, which representations and warranties shall survive the Effective Date and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations under this Credit Agreement and the other Loan Documents:
Section 5.1Organization. Each Loan Party and each of its subsidiaries is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization.
Section 5.2Power and Authority. Each Loan Party and each of its subsidiaries has full legal right, power and authority to carry on its present business, to own its property and assets and to execute, deliver and perform this Credit Agreement, the Revolving Note and each other Loan Document to which it is a party. Each Loan Party and each of its subsidiaries is duly qualified or licensed as a foreign business organization authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect.
Section 5.3Authorization of Borrowing. All requisite corporate or other organizational action and other actions and approvals (including any governmental or regulatory approvals) have been taken or obtained by each Loan Party to authorize the execution and delivery of this Credit Agreement, the Revolving Note and the other Loan Documents to which it is a party and to authorize the performance and observance of the terms of each.
Section 5.4Agreement Binding; No Conflicts. This Credit Agreement constitutes, and the Revolving Note and each other Loan Document when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of each Loan Party party thereto, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and general equity principles affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Credit Agreement, the Revolving Note and each other Loan Document to which any Loan Party is a party and the use of the proceeds of any Revolving Loan or use of any Letters of Credit will not violate or conflict with (a) any provisions of law or any order, rule, directive or regulation of any court or other governmental authority, to the extent applicable to any Loan Party or any of their subsidiaries, in any material respect, (b) the Organizational Documents of any Loan Party or (c), in any material respect, any agreement, document or instrument to which any Loan Party is a party or by which its assets or properties are bound and will not constitute a material default or an event or circumstance that with the giving of notice or the passing of time, or both, would constitute a material default under any such agreement, document or instrument or result in the creation or imposition of any Lien upon any assets or properties of any Loan Party.
Section 5.5Compliance with Law. No Loan Party or any of their subsidiaries is in violation or breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, which conflict, breach or violation could reasonably be expected to result in a Material Adverse Effect.
Section 5.6Litigation. There are no pending or, to the best knowledge of any Loan Party, threatened legal actions, suits, claims, investigations or administrative, arbitration or other proceedings against or affecting any Loan Party or any of their subsidiaries (i) that could reasonably be expected to result in a Material Adverse Effect, or (ii) that relate to this Credit Agreement, the Revolving Note or any other Loan Document or any transaction contemplated hereby or thereby.
Section 5.7Other Obligations. No Loan Party or any of their subsidiaries is in default in any respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound where such default could reasonably be expected to have a Material Adverse Effect.
Section 5.8Financial Information. All financial information provided to the Lender by any Loan Party has been prepared using the modified cash basis of accounting (true copies of which have been furnished to the Lender), and fairly presents, consistent with such basis of accounting, the financial position and results of operations for the periods therein indicated of the Parent Company and its subsidiaries. Since December 31, 2024, there has been no event or circumstance that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 5.9Accuracy of Information. All information heretofore or contemporaneously furnished by or on behalf of any Loan Party to the Lender for purposes of or in connection with this Credit Agreement, any other Loan Document or any transaction contemplated hereby or thereby, is, and all other factual information hereafter furnished by or on behalf of any Loan Party to the Lender will be, taken as a whole in light of the circumstance when made, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading as of the time when made or delivered, it being understood that any projections, estimates, pro forma information and forecasts are subject to significant contingencies and uncertainties, many of which are beyond the control of the Loan Parties, and no assurances can be given that such projections, estimates, pro forma information and forecasts will be realized.
Section 5.10ERISA Compliance.
(a)Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of any Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the knowledge of the any Loan Party, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(c)No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Loan Parties or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
(e)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither any Loan Party nor any of their subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Parent Company or any of its subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
Section 5.11Sanctions; Anti-Corruption.
(a)No Loan Party or any of their subsidiaries nor, to the knowledge of any Loan Party, any director, officer, employee, agent or Affiliate of any Loan Party or any of their subsidiaries is a Person that is, or is owned or Controlled by Persons that are (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
(b)Each of the Loan Parties, and their subsidiaries and their respective directors, officers and employees and, to the knowledge of the Lon Parties, the agents of the Loan Parties and their subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Each of the Loan Parties and their subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
Section 5.12Ownership of Properties; Margin Regulations; Solvency; Liens.
(a)Each Loan Party and each of their subsidiaries owns and has good and valid title to, or valid leasehold interests in, all of its material real and personal property, tangible and intangible, of any nature whatsoever, free and clear of all Liens, charges and claims, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except for Permitted Liens
(b)No Loan Party extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) (“Margin Stock”), and no part of any Revolving Loan or Letter of Credit will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose. Following the application of the proceeds of each Revolving Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its subsidiaries on a consolidated basis) will be Margin Stock.
(c)After giving effect to the disbursement of Loans (if any), each Loan Party (a) has capital (including, in the case of the Borrower, the Available Revolving Commitments)

sufficient to carry on its business; (b) is solvent and able to pay its debts as they become due; and (c) owns assets, the fair valuation of which is greater than the amount of its liabilities on this date (as such liabilities would be set forth on a balance sheet prepared in accordance with Section 6.1 if this date were the end of a calendar quarter).
Section 5.13Group Structure Chart. As of the date of this Credit Agreement, the Group Structure Chart is true, complete and accurate in all material respects.
Section 5.14Investment Company Act. Neither any Loan Party nor any of their subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 5.15No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Loan Document.
Section 5.16Taxes. Each Loan Party and their subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.17Insurance. Each Loan Party and each of their subsidiaries, (a) maintains, preserves and protects all property that is material to the Loan Party’s and their subsidiaries’ business and (b) maintains in full force and effect fire and other casualty insurance in such amounts and with such companies as is customary for comparable companies.
Section 5.18Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Revolving Loan party nor any of their subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the any Loan Party, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of any Loan Party or any of their subsidiaries.
Section 5.19Labor Matters. There are no strikes, lockouts or other material labor disputes or grievances against any Loan Party or any of their subsidiaries, or, to any Loan Party’s knowledge, threatened against or affecting any Loan Party or any of their subsidiaries, and no significant unfair labor practice charges or grievances are pending against the any Loan Party or any of their subsidiaries, or, to any Loan Party’s knowledge, threatened against any of them before any Governmental Authority. All payments due from any Loan Party or any of their subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Loan Party or any such subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 6
COVENANTS
Each Loan Party hereby covenants to the Lender that so long as (i) any amounts owed hereunder or under any other Loan Document remain outstanding, (ii) any Letters of Credit are outstanding or have not expired or been canceled or Cash Collateralized (without any pending drawings), and (iii) the Revolving Loan Commitment has not been permanently reduced to zero (0), each Loan Party shall perform, and/or comply with, the following obligations:
Section 6.1Reporting Requirements. The Borrower will deliver (or cause the Parent Company to deliver) to the Lender:
(a)as soon as available, and in any event within 90 calendar days of the end of each fiscal year of Parent Company, a consolidated balance sheet of the Parent Company and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Company and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Company, a consolidated balance sheet of the Parent Company and its subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a financial officer of the Parent Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Company and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;
(c)as soon as available, but in any event no later than 60 days after the beginning of each fiscal year of the Parent Company, forecasts prepared by management of the Parent Company and a summary of material assumptions used to prepare such forecasts, in form reasonably satisfactory to the Lender, including projected consolidated balance sheets and statements of income or operations and cash flows of the Parent Company and its subsidiaries on a quarterly basis for such fiscal year; and
(d)concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a duly completed certificate, in substantially the form of Exhibit C to this Credit Agreement (a “Compliance Certificate”), signed by an executive officer of Borrower or the Parent Company, on behalf of Borrower, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.20 and Section 6.21.
Section 6.2Primary Depositary Relationship. The Loan Parties shall maintain the Primary Depositary Relationship with the Lender and/or its affiliates.
Section 6.3Notices. The Borrower shall promptly (and no later than ten (10) days of obtaining knowledge) of the occurrence of any of the following notify the Lender of the occurrence of any of the following: (a) any investigation by or proceeding in or before any court, arbitrator, governmental authority or administrative body or agency (other than routine inquiries by a governmental agency) which could reasonably be expected to result in a Material Adverse Effect and, upon reasonable request, provide the Lender with all material documents and information furnished by any Loan Party in connection therewith; (b) any litigation or proceeding affecting any Loan Party or any of their subsidiaries (i) where the maximum amount of liability or damages to such Loan Parties and/or their subsidiaries at issue is in excess of $500,000 or (ii) which relates to any Loan Document; (c) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect, and (d) the occurrence of any Default or Event of Default or any other development which could result in a Material Adverse Effect, which notice shall include a statement as to what action the Borrower has taken and/or proposes to take with respect thereto.
Section 6.4Compliance with Laws, Etc. Each Loan Party and each of their subsidiaries shall comply in all material respects with the requirements of all applicable laws, maintain and preserve its corporate existence, rights and privileges and pay and discharge all taxes, assessments and governmental charges or levies upon it or against any of its properties, assets or income prior to the date after which penalties attach for failure to pay, except to the extent that (i) such Loan Party or subsidiary shall be contesting in good faith its obligation to pay such taxes or charges and such Loan Party or subsidiary has adequately reserved for such payments in accordance with applicable accounting principles, or (ii) the failure to pay such taxes shall not result in a Material Adverse Effect.
Section 6.5Other Information; Access to Premises and Records. Each Loan Party will, and will cause each of their subsidiaries to, provide other information regarding the operations, business affairs and financial condition of any Loan Party or their subsidiaries as Lender may reasonably request. Each Loan Party will, and will cause each of their subsidiaries to, also permit Lender from time to time, upon reasonable notice and at reasonable times, to examine the books and records of any Loan Party or any of their subsidiaries and to visit any Loan Party’s or any of their subsidiary’s offices.
Section 6.6Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its subsidiaries to, (a) maintain, preserve and protect all property that is material to the Loan Party’s and their subsidiaries’ business and (b) maintain in full force and effect fire and other casualty insurance in such amounts and with such companies as is customary for comparable companies.
Section 6.7PATRIOT Act Compliance. Each Loan Party will, and will cause each of its subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.
Section 6.8Sanctions; Anti-Corruption Laws.
(a)Each Loan Party will maintain in effect policies and procedures designed to promote compliance by such Loan Party, its subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
(b)The Borrower will not, directly or indirectly, use the proceeds of the Revolving Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii)(a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Revolving Loans, whether as Lender, underwriter, advisor, investor, or otherwise).
Section 6.9Payment of Taxes and Other Lawful Claims. Each Loan Party will, and will cause each of its subsidiaries to, duly pay and discharge promptly when due all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its income or property, in each case before the same becomes delinquent and penalties accrue thereon, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to liens upon any Loan Party’s or any of their subsidiaries’ properties (other than Permitted Liens) except to the extent that (a) payment of the foregoing is contested in good faith and such Loan Party or subsidiary has adequately reserved for such payments consistent with past practice, in accordance with accounting principles applied by the Parent Company historically and consistent with financial statements delivered to the Lender hereunder and (b) such failure will not have a Material Adverse Effect.
Section 6.10Reserved.

Section 6.11Further Assurances. Each Loan Party shall, at the Lender’s reasonable request and at the sole cost of the Borrower, execute and deliver such further instruments and documents, and take such other acts and deeds as the Lender may reasonably require from time to time out the intention or facilitate the performance of the terms of this Credit Agreement and any other Loan Document.
Section 6.12Indebtedness. No Loan Party will, nor will it permit any of its subsidiaries to, create, incur, assume or have outstanding any indebtedness for borrowed money except:
(a)indebtedness under the Loan Documents;
(b)unsecured indebtedness for borrowed money not in excess of $500,000 in the aggregate;
(c)indebtedness for borrowed money not in excess of $500,000 (in addition to the unsecured indebtedness permitted under clause (b) above) in the aggregate, which may be borrowed on a secured or unsecured basis, as long as any lien granted with respect thereto is a Permitted Lien;
(d)intercompany indebtedness among Loan Parties and their subsidiaries, provided such indebtedness is subordinated to the obligations under the Loan Documents on terms reasonably satisfactory to the Lender;
(e)indebtedness outstanding on the Effective Date and listed on Schedule 6.12 to this Credit Agreement and any refinancing, renewal, or extension thereof, provided the principal amount is not increased and the terms are not materially less favorable to the Loan Parties;
(f)indebtedness in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued in the ordinary course of business and not in excess of $500,000 in the aggregate;
(g)obligations under hedging agreements entered into in the ordinary course of business and not for speculative purposes;
(h)accounts payable and other accrued liabilities incurred in the ordinary course of business;
(i)indebtedness incurred in connection with capital leases and purchase money obligations incurred to finance the acquisition, purchase, construction, improvement or remodel of a fixed or capital asset and any refinancing, renewal, or extension thereof (provided the principal amount is not increased and the terms are not materially less favorable to the Loan Parties and not in excess of $500,000 in the aggregate);
(j)indebtedness consisting of indemnification obligations, earn-outs, holdbacks or other deferred purchase price obligations incurred in connection with Permitted Acquisitions or permitted Dispositions and not in excess of $500,000 in the aggregate;

(k)indebtedness incurred to finance insurance premiums in the ordinary course of business and payable within one (1) year;
(l)indebtedness in respect of corporate credit cards, purchasing cards, or similar arrangements;
(m)indebtedness arising from customary cash management, netting, overdraft, and similar arrangements in the ordinary course of business; and
(n)indebtedness in respect of judgments or awards not constituting an Event of Default and for which enforcement is effectively stayed and the claims are being contested in good faith.
Section 6.13Liens. No Loan Party will, nor will it permit any of its subsidiaries to, create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or hereafter acquired by such Loan Party or subsidiary, except Permitted Liens.
Section 6.14Dispositions. No Loan Party will, nor will it permit any of its subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of inventory and investments in the ordinary course of business (other than equity interests of subsidiaries, lines of business, real property or intellectual property);
(c)Dispositions of assets (other than equity interests of subsidiaries, lines of business, real property or intellectual property) to the extent that such assets are exchanged for other assets comparable or superior as to type, value and quality;
(d)Dispositions of property by (i) any Loan Party to another Loan Party, or (ii) any subsidiary of a Loan Party (which is not itself a Loan Party) to a Loan Party or to another subsidiary of a Loan Party;
(e)Restricted Payments permitted by Section 6.15 and Investments permitted by Section 6.16;
(f)Dispositions of property as a result of a casualty event involving such property or any Disposition of real property to a Governmental Authority as a result of a condemnation of such real property;
(g)Dispositions of cash or Cash Equivalents; and
(h)Dispositions that constitute Permitted Licenses.
Section 6.15Restricted Payments. No Loan Party will, nor will it permit any of its subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)each subsidiary of the Borrower may make Restricted Payments to the Borrower and any other Person that owns an equity interest in such subsidiary, ratably according to their respective holdings of such equity interests in respect of which such Restricted Payment is being made;
(b)the Borrower and each of its subsidiaries may declare and make dividend payments or other distributions payable solely in common equity interests of such Person;
(c)the Borrower and each of its subsidiaries may purchase, redeem or otherwise acquire equity interests issued by it with the proceeds received from the substantially concurrent issue of new common equity interests;
(d)the Borrower and its subsidiaries may make distributions to the Parent Company (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of the Loan Parties and their subsidiaries to the extent actually used by the Parent Company to pay such taxes, costs and expenses, and (ii) as and when necessary for the purpose of providing the Parent Company with funds to pay income taxes imposed on the Parent Company’s distributive share of Borrower’s and its subsidiaries’ taxable income, taking into account in the determination of the amount of such income taxes all deductions and loss carry-forwards relating to Borrower and its subsidiaries available to the Parent Company and all other deductions and credits available to the Parent Company; and
(e)the Borrower and the Parent Company may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its equity interests, if, in each case, after giving effect thereto, the Parent Company and its subsidiaries have at least $10,000,000 in Liquidity.
Section 6.16Investments. No Loan Party will, and will not permit any of its subsidiaries to, make any Investments, except:
(a)Investments held by a Loan Party or such subsidiary in the form of Cash Equivalents;
(b)Investments in subsidiaries in existence on the Effective Date, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;
(c)Investments of the Borrower or any Loan Party in another Loan Party and Investments of any subsidiary of the Borrower which is not a Loan Party in the Borrower or in another subsidiary of the Borrower;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)Investments consisting of the indorsement by the Borrower or any of its subsidiaries of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;
(f)to the extent constituting an Investment, transactions otherwise permitted by Section 6.12, Section 6.15 and Section 6.17;
(g)Investments in deposit accounts, securities accounts, or other cash management arrangements in the ordinary course of business;
(h)Investments existing on the Effective Date and set forth on Schedule 6.16 and any modification, renewal, or extension thereof, provided that the amount of any such Investment is not increased except as otherwise permitted by this Section 6.16;
(i)Investments made in connection with Permitted Acquisitions; and
(j)additional Investments not otherwise permitted by this Section 6.16 in an aggregate amount not to exceed $1,000,000 in any fiscal year.
Section 6.17Merger, Consolidation, etc. No Loan Party will, nor will it permit any of its subsidiaries to, acquire, merge, consolidate or amalgamate with or into any other Person or entity, except that, if no Default or Event of Default shall have occurred and be continuing or will result therefore, (a) any subsidiary of the Borrower may merge with (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other subsidiaries (other than a Loan Party), provided that when any Wholly-Owned Subsidiary is merging with another subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person, and (b) the Borrower may merge with any of its subsidiaries; provided that the Borrower shall be the continuing of surviving Person.
Section 6.18Wholly-Owned Subsidiaries. In the event that, subsequent to the Effective Date, any Person becomes a Wholly-Owned Subsidiary, whether pursuant to formation, acquisition or otherwise (a) the Borrower shall promptly notify the Lender thereof and (ii) within thirty (30) days after such Person becomes a Wholly-Owned Subsidiary (or such later date as may be approved by the Lender), the Borrower shall cause such subsidiary to (w) become a Guarantor by executing and delivering to the Lender a supplement or joinder to the Guaranty in form and substance reasonably satisfactory to the Lender, (x) become a party to the Security Agreement by executing and delivering to the Lender a supplement or joinder to the Security Agreement in form and substance reasonably satisfactory to the Lender, (y) become a party to this Credit Agreement by executing and delivering to the Lender a supplement or joinder to this Credit Agreement in form and substance reasonably satisfactory to the Lender and (z) deliver all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Lender shall reasonably request. Notwithstanding the foregoing, (i) no Immaterial Subsidiary shall be required to become a Guarantor or otherwise join the Loan Documents, and (ii) no Foreign Subsidiary shall be required to become a Guarantor or otherwise join the Loan Documents to the extent that (a) such action would result in material adverse tax consequences to the Borrower or any of its Affiliates (as reasonably determined by the Borrower and certified to the Lender), (b) such action is prohibited by applicable law, regulation, or contractual obligation (not entered into in contemplation of this Credit Agreement), or (c) the cost or burden of such action would be excessive in relation to the benefit afforded to the Lender (as reasonably determined by the Borrower and the Lender).
Section 6.19Nature of Business. The Loan Parties will not, and will not permit any of their subsidiaries to, engage to any material extent in any business other than those businesses conducted by the Borrower and its subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.
Section 6.20Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Parent Company to be greater than 3.00:1.00.
Section 6.21Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of the Parent Company to be less than 3.00:1.00.
SECTION 7
CONDITIONS
Section 7.1Conditions Precedent to the Effectiveness of Credit Agreement. The effectiveness of this Credit Agreement and the commitment of the Lender to make Credit Extensions are each subject to the prior fulfillment or waiver of the following conditions:
(a)The Lender shall have received the following, each in form and substance satisfactory to the Lender:
(i)Executed Credit Agreement. This Credit Agreement, duly executed by an authorized officer of each Loan Party.
(ii)Revolving Note. The Revolving Note, duly executed by an authorized officer of Borrower.
(iii)Security Agreement. The Security Agreement, duly executed by an authorized officer of each Loan Party.
(iv)Officer’s Certificate. Certificate of a responsible officer of each Loan Party dated the Effective Date certifying (x) that attached thereto is a true, complete and correct copy of the Organizational Documents of each Loan Party (including recent good standing certificates) and the Group Structure Chart as in effect on the date of such certification, (y) as to the incumbency and genuineness of the signature of each officer or other authorized signatory of each Loan Party executing any of the Loan Documents;

(v)Closing Certificate. Closing certificate signed by a responsible officer of the Borrower, dated the Effective Date, certifying that (x) the representations and warranties set forth in SECTION 5 and in the other Loan Documents are true and correct on and as of such date (except to the extent such representations and warranties refer to an earlier date, in which case such certification shall be that such representations and warranties are true and correct in all material respects on and as of such earlier date), (y) each Loan Party is on such date in compliance with all the terms and provisions set forth in this Credit Agreement and the other Loan Documents and (z) on such date no Default, Event of Default or Material Adverse Effect has occurred and is continuing or would result from the Credit Agreement and other Loan Documents becoming effective in accordance with their respective terms.
(vi)Legal Opinion. A favorable written opinion (addressed to the Lender and dated the Effective Date) of counsel for the Loan Parties in form and substance reasonably satisfactory to the Lender and covering such matters relating to the Loan Parties, this Credit Agreement or the Loan Documents as the Lender shall reasonably request.
(vii)Lien Searches. Copies of Uniform Commercial Code search reports requested by the Lender, together with filed copies of financing statements reported therein, as well as copies of such tax, litigation, judgment, bankruptcy, intellectual property and any other search reports as the Lender reasonably requests.
(viii)Other Documents. Such other documents, instruments and agreements as the Lender shall reasonably request in connection with the foregoing matters.
(b)Representations and Warranties. Each of the representations and warranties contained herein, in the Security Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the Effective Date shall be true and correct as though made on and as of such date (except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).
(c)Defaults. No Default or Event of Default shall have occurred and be continuing on the Effective Date.
(d)Material Adverse Effect. Since December 31, 2024, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(e)KYC Information. Upon the reasonable request of the Lender made at least ten (10) days prior to the Effective Date, each Loan Party shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date, and (ii) a Beneficial Ownership Certification in relation to each Loan Party and each of their subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(f)Financial Statements. The Borrower shall have delivered to the Lender the audited consolidated balance sheet of the Parent Company and its subsidiaries for the fiscal year ended December 31, 2024 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Company and its subsidiaries.
(g)Fees and Expenses. The Lender shall have received all of the fees, costs and expenses (including the reasonable and documented fees and expenses of counsel to the Lender) that are then due and payable hereunder and under the other Loan Documents.
(h)Depositary Relationship. The Loan Parties shall have established a Primary Depositary Relationship with the Lender and/or its Affiliates.
Section 7.2Conditions Precedent to each Credit Extension. The obligation of the Lender to make Credit Extensions shall, in addition to the fulfillment of the conditions set forth in Section 7.1 above, be subject to the following:
(a)Notice of Borrowing/Application. The Lender shall have received a Notice of Borrowing or an Application, as applicable, duly executed by an authorized officer of the Borrower as required under Section 2.2 or Section 3.2, as applicable. Each Notice of Borrowing and Application delivered by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by each Loan Party on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) and (c) below in this Section.
(b)Representations and Warranties. Each of the representations and warranties contained herein, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the date of such Credit Extension shall be true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).
(c)Defaults. No Default, Event of Default or Material Adverse Effect shall have occurred and be continuing on the date of such Credit Extension or would result from making of such Credit Extension.
(d)Other Items. The Lender shall have received such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request prior to the date of any proposed Credit Extension.
(e)Available Revolving Commitment. After giving effect to such Credit Extension, the aggregate amount of all Revolving Loans and L/C Exposure does not exceed the Available Revolving Commitment at such time.
SECTION 8
EVENTS OF DEFAULT

Section 8.1Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Credit Agreement:
(a)The Borrower shall fail to pay any principal of any Revolving Loan when the same becomes due and payable;
(b)Any Loan Party shall fail to pay any interest on any Revolving Loan, any fee under any of the Loan Documents or any other obligation arising under any Loan Document or any other note, instrument or agreement evidencing any indebtedness of any Loan Party to the Lender (other than those amounts referred to in the preceding clause (a)) and such non-payment continues for a period of three (3) Business Days after the due date therefor;
(c)Any representation or warranty made by any Loan Party in this Credit Agreement, any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or confirmed;
(d)(i) Any Loan Party fails to perform or observe any covenant contained in Section 6.2, Section 6.3(d), Section 6.8, or Section 6.12 through Section 6.21 or (ii) any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Loan Document if such failure remains unremedied for thirty (30) days after written notice thereof has been given to any Loan Party by the Lender; or
(e)(i) Any Loan Party or any of their subsidiaries fails to pay any principal of or premium or interest on any indebtedness for borrowed money that is outstanding in a principal or notional amount of at least $500,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, (ii) any other event shall occur or condition exists under any agreement or instrument relating to any such indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness or (iii) any such indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness is required to be made, in each case prior to the stated maturity thereof; or
(f)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of their subsidiaries or any its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of their subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(g)any Loan Party or any of their subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any

Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of their subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(h)any Loan Party or any of their subsidiaries shall fail to pay, or admit in writing its inability to pay, its debts generally as they become due;
(i)any final judgment or order for the payment of money in excess of $1,000,000 is rendered against any Loan Party or any of their subsidiaries (to the extent not indemnified by third parties or covered by independent third party insurance) and either (i) enforcement proceedings have been commenced by any creditor upon such judgment or order or (ii) there is any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless, in each case, such judgment or order has been paid, vacated, discharged or bonded pending appeal within thirty (30) days from the entry thereof;
(j)a Change of Control shall occur;
(k)an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;
(l)the validity or enforceability of this Credit Agreement or any other Loan Document shall be contested by or on behalf of any Loan Party, (ii) a proceeding shall be commenced by a governmental agency or authority having jurisdiction over any Loan Party seeking to establish the invalidity thereof or (iii) any Loan Party shall deny that it has any further liability or obligation under any Loan Document to which it is a party; or
(m)Any Collateral Document shall for any reason (other than pursuant to the terms thereof or any act or omission of Lender or its Affiliates) cease to create a valid and perfected first-priority Lien (subjected to Permitted Liens) on the Collateral purposed to be covered thereby.
Section 8.2Consequence of Default. Upon the occurrence of any Event of Default (i) described in Section 8.1(f) or (g) in respect of any Loan Party, the outstanding amount of the Revolving Loan Commitment shall automatically be reduced to zero (0), and all Obligations, including the outstanding amount of all Revolving Loans and all other amounts payable hereunder, under the Revolving Note and under any other Loan Document, shall automatically become immediately due and payable, and the obligation of the Borrower to Cash Collateralize as provided in clause (ii)(B) below shall automatically become effective, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Loan Parties, or (ii) described in any other subsection of Section 8.1 or in Section 8.1(f) or (g) in respect of subsidiary of a Loan Party that is not itself a Loan Party, and during the continuance thereof, the Lender may, by notice of default given to any Loan Party, exercise any or all of the following rights and remedies, in addition to any other rights and remedies available under the Loan Documents, at law, or in equity:
(a) terminate the Revolving Loan Commitments and declare all Obligations, including the entire outstanding principal amount of all Revolving Loans and all other amounts payable hereunder, under the Revolving Note and under any other Loan Document to be immediately due and payable, whereupon the Revolving Loan Commitments shall be terminated and all Obligations, including the unpaid principal amount of all Revolving Loans, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable, without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Loan Parties;
(b) require the Loan Parties to Cash Collateralize, on demand, (i) an amount equal to one hundred five percent (105%) of the aggregate undrawn and unexpired amount of all outstanding Letters of Credit (plus all related interest, fees, and costs as estimated by the Lender), to secure all Obligations relating to such Letters of Credit, and (ii) all Obligations in respect of Cash Management Services then outstanding;
(c) require the Borrower to pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any outstanding Letters of Credit:
(d) apply any amounts so Cash Collateralized to the payment of drafts drawn under such Letters of Credit, with any unused portion after all such Letters of Credit have expired or been fully drawn to be applied to other Obligations in the discretion of the Lender;
(e) terminate any outstanding Cash Management Agreements and declare all related Obligations thereunder immediately due and payable;
(f) take possession of, collect, sell, or otherwise realize upon any Collateral, including the right to enter premises where Collateral is located, assemble Collateral, and use the Loan Parties' intellectual property and licenses as necessary to complete, advertise, and sell Collateral; and
(g) place a hold on, or apply, any balances or deposits of the Loan Parties held by the Lender to the Obligations.
Section 8.3Cure Right. In the event that Loan Parties fail to comply with any financial covenant contained in Section 6.20 or Section 6.21 (a “Financial Covenant Default”), the Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):
(a)In the event the Borrower desires to cure a Financial Covenant Default, the Borrower shall deliver to the Lender irrevocable written notice of its intent to cure (a “Cure Notice”) no later than ten (10) Business Days after the date on which financial statements and a

Compliance Certificate as of and for the period ending on the last day of the fiscal quarter as of which such Financial Covenant Default occurred (the “Testing Date”) are required to be delivered; provided, however, that in no event shall the Borrower be permitted to exercise Equity Cure Rights hereunder (x) more than three (3) times during the term of this Credit Agreement or (y) more than once during any four (4) consecutive fiscal quarters.
(b)In the event the Borrower delivers a Cure Notice, there shall be purchased on or after the Testing Date the common equity interests (or such other equity interests on terms reasonably acceptable to the Lender) of (or cash capital contributions on or after the Testing Date to) the Parent Company the proceeds of which are then contributed to the capital of the Borrower (“Equity Cure Securities”) for cash consideration in an amount equal to (but not greater than) the amount needed to cure the applicable Financial Covenant Default (the “Financial Covenant Cure Amount”) no later than ten (10) Business Days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the applicable Testing Date are required to be delivered (the “Required Contribution Date”). Such Financial Covenant Cure Amount received by the Parent Company shall be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants in Section 6.20 or Section 6.21, as applicable, at the end of the fiscal quarter in which such Financial Covenant Default occurred and any subsequent period that includes such fiscal quarter but shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes.
(c)If a Cure Notice has been delivered, then from and after the Testing Date related to such Cure Notice until the earlier to occur of the Required Contribution Date and the date on which the Lender is notified that the required contribution will not be made, the Event of Default on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered (and any Default or Event of Default resulting solely from the failure to give notice of the Event of Default arising as a result of the Financial Covenant Default) shall be deemed to no longer exist and the Lender shall not impose default interest, accelerate the Loan Parties’ obligations hereunder, terminate the Revolving Loan Commitments or exercise any enforcement remedy against the Parent Company, the Borrowers, any of the other subsidiaries of the Parent Company or any of their respective properties solely as a result of the Financial Covenant Default that has been identified in the Cure Notice delivered in accordance with the terms hereof; provided that until timely receipt of the Financial Covenant Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Credit Agreement, including, without limitation, SECTION 7 hereof; provided further, that if the Financial Covenant Cure Amount is not received by the Required Contribution Date, then the applicable Financial Covenant Default shall be deemed to have existed on and as of the last day of the applicable fiscal quarter for which the Financial Covenant Default shall have occurred.
(d)Upon timely receipt by the Parent Company in cash of the Financial Covenant Cure Amount, the Financial Covenant Default (and any Default or Event of Default resulting solely therefrom) shall be deemed cured and shall be deemed to no longer exist.
(e)To the extent a Testing Date in respect of which a Financial Covenant Cure Amount for a Financial Covenant Default is received is included in the calculation of

Consolidated EBITDA for a subsequent fiscal period, Consolidated EBITDA for such period shall be deemed permanently increased by such amount for purposes of calculating Consolidated EBITDA for such subsequent period; provided, that the Financial Covenant Cure Amount shall be included in the calculation of Consolidated EBITDA solely for the purpose of determining compliance with the financial covenant or covenants giving rise to the Financial Covenant Default and not for any other purposes.
SECTION 9
EXPENSES; INDEMNITY; DAMAGE WAIVER
Section 9.1Costs and Expenses. The Borrower shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees charges and disbursements of their counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented, out of pocket expenses incurred by the Lender in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all documented, out-of-pocket expenses incurred by the Lender and its Affiliates (including the documented fees, charges and disbursements of their counsel) in connection with the enforcement or protection of their rights (a) in connection with this Credit Agreement and the other Loan Documents, including their rights under this SECTION 9, or (b) in connection with the Revolving Loans made or Letters of Credit issued, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit.
Section 9.2Indemnification by the Borrower. The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party or any of their subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or their subsidiaries, or any environmental liability related in any way to any Loan Party or their subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or their subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
Section 9.3Waiver of Consequential Damages; Unintended Recipients. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in Section 9.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 9.4Payments. All amounts due under this SECTION 9 shall be payable within three (3) Business Days of demand therefor.
Section 9.5Survival. Each party’s obligations under this SECTION 9 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 10
MISCELLANEOUS
Section 10.1Entire Agreement. This Credit Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated.
Section 10.2No Waiver; Cumulative Rights. The failure or delay of the Lender to require performance by any Loan Party of any provision of this Credit Agreement or any other Loan Document shall not operate as a waiver thereof, nor shall it affect the Lender’s rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default. Each and every right granted to the Lender hereunder or under any other document or instrument delivered hereunder or in connection herewith shall be cumulative and may be exercised at any time.
Section 10.3Assignment; Binding Effect.
(a)The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)The Lender may, at any time, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Credit Agreement and the other Loan Documents (including all or a portion of the Revolving Loan Commitment and the Revolving Loans at the time owing to it); provided, however, that if at such time no Event of Default is continuing, the Lender shall obtain the prior written consent of the Borrower with respect to each such assignment (such consent not to be unreasonably delayed or withheld); provided further that (i) no such consent of the Borrower shall be required if the assignment is to an Affiliate of the Lender, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof. For purposes of this Credit Agreement, “Eligible Assignee” shall mean any Person (other than a natural Person) that is (i) an Affiliate of the Lender or (ii) a commercial bank, insurance company or investment or mutual fund. Subject to notification to the Borrower of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the existing Lender under this Credit Agreement, and the existing Lender shall, to the extent of the interest assigned, be released from its obligations under this Credit Agreement (and, in the case of an assignment covering all of the existing Lender’s rights and obligations under this Credit Agreement, the existing Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.1 and Section 9.2 and, with respect to facts and circumstances occurring prior to the effective date of such assignment, Section 4.2). The Loan Parties hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Credit Agreement and the other Loan Documents to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Credit Agreement and the other Loan Documents that does not comply with this Section 10.3(b) shall be treated for purposes of this Credit Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 10.3(c).
(c)The Lender may, at any time, without the consent of any Loan Party, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Credit Agreement (including all or a portion of the Revolving Loan Commitment and the Revolving Loans owing to it); provided that, (i) the Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement, and (iv) such Participant is subject to the same confidentiality obligations in favor of the Loan Parties as is Lender. Each Loan Party agrees that each Participant shall be entitled to the benefits of Section 4.1 and Section 4.2 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 10.3(b); provided that, such Participant (A) agrees to be subject to the provisions of Section 4.1 and Section 4.2 as if it were an assignee under Section 10.3(b) (it being understood that the documentation required under Section 4.2(f) shall be delivered to the participating Lender) and (B) shall not be entitled to receive any greater payment under Section 4.1 and Section 4.2 with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Revolving Loan Commitment, the Revolving Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Revolving Loan Commitment, any Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.
(d)The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
Section 10.4Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Credit Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.
(b)Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Credit Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (collectively, “New York Courts”), and each Loan Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final and non-appealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in New York Court or any court located in a jurisdiction where any Loan Party has an office. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any New York Court or any court located in a jurisdiction where any Loan Party has an office.
(d)Each Loan Party irrevocably consents to the service of process in the manner provided for notices in Section 10.6 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.5Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.6Notices. Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered mail or by overnight mail, or transmitted by telephonic facsimile or electronic mail to the parties as follows (provided, however, that with respect to any notices to be delivered to any Loan Party, any notice delivered by telephonic facsimile or electronic mail must also be delivered by personal delivery, by postage prepaid registered mail or by overnight mail):
To the Loan Parties:            CuriosityStream Inc.
8484 Georgia Ave., Suite 700
Silver Spring, MD 20910
                    Attention: Brady Hayden, Chief Financial Officer
                    Telephone: 301-755-2055
                    Email: brady.hayden@curiositystream.com

To the Lender:             Citibank, N.A.
                    1 Market St, Floor 41
San Francisco, CA 94105
Attn: Damián Bayona, Senior Vice President
                    Telephone: 415-627-6293
                    Email: damian.bayona@citi.com

All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by regular mail or on the Business Day after having been sent if transmitted by overnight mail with a reputable courier or (iii) the date of transmission if transmitted by telephonic facsimile or electronic mail and receipt confirmed. If two or more delivery methods are used, then the relevant notice or communication will be deemed to have been delivered on the latest applicable date under clauses (i)-(iii) of the foregoing sentence.
Section 10.7Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement and the other Loan Documents, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, the relevant Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 10.8Usury. Anything in this Credit Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on any Revolving Loan and the Revolving Note shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.
Section 10.9Counterparts. This Credit Agreement may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes.
Section 10.10Severability. Any provision of this Credit Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 10.11Right of Set-Off. If any Loan Party fails to pay any of its obligations hereunder or under any other Loan Document when due and payable, the Lender and each of its Affiliates is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or any of its Affiliates) to or for any Loan Party’s credit or account against any and all of the obligations hereunder, whether or not the Lender has made any demand under this Credit Agreement. The Lender will promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. The Lender’s rights under this Section 10.11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.
Section 10.12USA PATRIOT Act. The Lender hereby notifies each Loan Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the PATRIOT Act, and each Loan Party agrees to provide such information from time to time to the Lender.
Section 10.13Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(c)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
Section 10.14Appointment of Lender as Agent. By accepting the benefits of the Collateral and the Guaranty, as applicable, each Secured Party, whether or not a party hereto (including, without limitation, each holder of any Obligations in respect of Cash Management Services then outstanding) shall be deemed to have appointed the Lender (and its successors and assigns) as an agent and collateral agent to act on its behalf pursuant to the Loan Documents. All references to the Lender herein and in each other Loan Document shall, where relevant, be deemed to be a reference to the Lender acting in its capacity as an agent or collateral agent, as applicable, for the benefit of the Secured Parties.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.
    CURIOSITY INC., as the Borrower

    By: /s/ P. Brady Hayden
    Name: P. Brady Hayden
    Title: Chief Financial Officer

CURIOSITYSTREAM INC., as a Guarantor

    By:/s/ P. Brady Hayden
    Name: P. Brady Hayden
    Title: Chief Financial Officer

[Credit Agreement – Signature Page]

    CITIBANK, N.A., as the Lender

    By:/s/ Bryant Bedwell
    Name: Bryant Bedwell
    Title: Director

[Credit Agreement – Signature Page]

SECTION 11 EXHIBIT A
SECTION 12 FORM OF
REVOLVING NOTE

Lender: [CITIBANK, N.A.]        New York, New York
Principal Amount: $[10,000,000]    ___________, ____
FOR VALUE RECEIVED, the undersigned, CURIOSITY INC., A Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts, as are specified in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower to the extent set forth in the Credit Agreement.
Both principal and interest are payable in Dollars to the Lender in immediately available funds.
This Revolving Note is the “Revolving Note” referred to in, and is entitled to the benefits of, and is subject to all terms, provisions and conditions of the Credit Agreement, dated as of March 12, 2026, among, the Borrower, the Guarantors party thereto from time to time, and the Lender (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition are used as defined in the Credit Agreement. This Revolving Note is a Loan Document and is entitled to the benefits and subject to the limitations provided in respect of Loan Documents.
The Credit Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Revolving Note upon the happening of certain stated events and also for prepayments on account of the principal hereof plus, interest, fees and expenses prior to the maturity hereof upon the terms and conditions specified therein.
THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]
        A-1

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CURIOSITY INC.

By _______________________
Name:
Title:

A-2

SECTION 13 EXHIBIT B
SECTION 14 FORM OF
NOTICE OF BORROWING
Citibank, N.A.
1 Market St, Floor 41,
San Francisco, CA 94105
Attn:
Email:
Group Email:
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of March 12, 2026 among CURIOSITY INC., a Delaware corporation, as borrower (the “Borrower”), the GUARANTORS party thereto from time to time, and CITIBANK, N.A., as lender (the “Lender”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.
This irrevocable notice constitutes a Notice of Borrowing of the Borrower and the Borrower hereby requests Revolving Loans under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to such Revolving Loans requested hereby:
(A)Date of borrowing of Revolving Loans (which shall be a Business Day):_________ (the “Borrowing Date”)1
(B)Aggregate amount of Revolving Loans requested: US$____________
(C)Type of Revolving Loans requested (Floating Rate or SOFR Loans): ____________
(D)Interest Period (if a SOFR Loan): [1][3][6] month[s]]2
(E)Location and number of the Borrower’s account to which funds are to be disbursed: __________.3
Borrower hereby certifies that: (i) the representations and warranties set forth in the Credit Agreement and in any other Loan Document shall be true and correct in all material respects (or,
1 The Lender to be delivered a Notice of Borrowing not later than 2:00 P.M., New York time, three (3) Business Days before the date of the proposed Revolving Loan.
2 To be included for a Term SOFR borrowings only
3 To be an account of the Borrower held with Citibank, N.A.
        B-B-1

in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Borrowing Date referenced above (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), and (ii) at the time of and immediately after the Revolving Loan referenced above, no Default or Event of Default shall have occurred and be continuing.

Very truly yours,

CURIOSITY INC.

By _______________________
Name:
Title:

B-2

SECTION 15 EXHIBIT C
SECTION 16 FORM OF
COMPLIANCE CERTIFICATE
_______________, 20__
This Compliance Certificate (this “Certificate”) is furnished pursuant to Section 6.1(d) of the Credit Agreement dated as of [●], 2026 among CURIOSITY INC., a Delaware corporation, as borrower (the “Borrower”), the GUARANTORS party thereto from time to time, including CURIOSITYSTREAM, INC., a Delaware corporation (the “Parent Company”), and CITIBANK, N.A., as Lender (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.
The financial statements attached hereto as Schedule I are being furnished to you delivered with and in support of this Certificate in accordance with subsection 6.1(a) and/or 6.1(b) of the Credit Agreement. Such financial statements are complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Parent Company and its subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure).
Schedule II attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Sections 6.20 and 6.21 of the Credit Agreement, all of which data and computations are true, complete and correct as of the date(s) stated therein.
The undersigned is an executive officer of the [Borrower][Parent Company] and has reviewed the terms of the Credit Agreement and hereby certifies that (i) no Default or Event of Default has occurred and is continuing [except as set forth below] and (ii) no material change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in the Credit Agreement [except as set forth below].
[Set forth [below] [in a separate attachment to this Certificate] are [the details of the existing Defaults and/or Events of Default and any action(s) taken or proposed to be taken with respect thereto]4 [the effect(s) of such change in GAAP or the application thereof on the financial statements accompanying this Certificate.]5
[Signature Page Follows]
4 Include bracketed language only if a Default or Event of Default has occurred and is continuing
5 Include bracketed language only if any such change has occurred.

[CURIOSITY INC., as the Borrower][CURIOSITYSTREAM INC, as the Parent Company]

By:
Name:
Title:

SCHEDULE I
FINANCIAL STATEMENTS

The information described herein as of [ ] and pertains to the fiscal [quarter][year] ended [ ]

[See attached]

SCHEDULE II
FINANCIAL COVENANTS

Compliance as of _________, ____
CONSOLIDATED LEVERAGE RATIO
(in accordance with the definition of Consolidated Leverage Ratio as set forth in the Credit Agreement)

1.	Consolidated Total Debt:
	the aggregate stated balance sheet amount of all indebtedness for borrowed money of the Parent Company and its subsidiaries (or, if higher, the par value or stated face amount of all such indebtedness for borrowed money (other than zero coupon indebtedness for borrowed money)) on a consolidated basis on such date	$__________
a.	Total: Consolidated Total Debt	$__________

2.	Consolidated Net Income:
a.	Consolidated net income (or loss) of the Parent Company and its subsidiaries on a consolidated basis;	$__________
b.	Excluding (to the extent otherwise included in the calculation of 2.a.):
	the income (or deficit) of any Person accrued prior to the date it becomes a subsidiary of the Parent Company or is merged into or consolidated with the Parent Company or any of its subsidiaries;	$__________
	the income (or deficit) of any Person (other than a subsidiary of the Parent Company) in which the Parent Company or any of its subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Company or such subsidiary in the form of dividends or similar distributions; and	$__________
	the undistributed earnings of any subsidiary of the Parent Company to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such subsidiary.	$__________
c.	Total: Consolidated Net Income (2.a. minus 2.b)	$__________

3.	Consolidated EBITDA
a.	Consolidated Net Income [Total from 2.c. above]	$__________

b.	Plus the following expenses or charges without duplication and to the extent deducted in determining Consolidated Net Income for such period	$__________
	(i) Consolidated Interest Expense for such period [Total from 4.c. below]	$__________
	(ii) provision for taxes based on income for such period	$__________
	(iii) depreciation expenses for such period	$__________
	(iv) amortization expenses for such period	$__________
	(v) unusual or non-recurring charges, expenses or losses for such period	$__________
	(vi) stock-based compensation and other non-cash charges, expenses or losses for such period (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period)	$__________
c.	Minus to the extent included in the statement of Consolidated Net Income for such period, the sum of
	(i) any non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period)	$__________
	(ii) any gains realized from the disposition of property outside of the ordinary course of business for such period, all as determined on a consolidated basis	$__________
	(iii) any interest income for such period	$__________
d.	Total: Consolidated EBITDA (3.a plus 3.b. minus 3.c)	$__________[6]

4.	Consolidated Interest Expense
a.	Total interest expense (including imputed interest on capitalized leases) on a consolidated basis for such period with respect to all outstanding indebtedness for borrowed money of the Parent Company and its subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap contracts in respect of interest rates to the extent that such net costs are allocable to such period)	$__________
b.	Minus any non-cash interest expenses for such period	$__________
c.	Total: Consolidated Interest Expense (4.a minus 4.b)	$__________

Consolidated Leverage Ratio = the ratio of Consolidated Total Debt (Line 1.a.) to Consolidated EBITDA (Line 3.d.) = __ to 1.00 (Consolidated Leverage Ratio no greater than 3.00 to 1.00)

6 If during such period the Parent Company or any of its subsidiaries shall have consummated an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

In compliance with Consolidated Leverage Ratio Covenant (Section 6.20)? [Yes][No]

CONSOLIDATED INTEREST COVERAGE RATIO
(in accordance with the definition of Consolidated Interest Coverage Ratio as set forth in the Credit Agreement)

5.	Consolidated EBITDA [Total from 3.d. above]	$__________
6.	Consolidated Interest Expense [Total from 4.c. above]	$__________

Consolidated Interest Coverage Ratio = the ratio of Consolidated EBITDA (Line 5) to Consolidated Interest Expense (Line 6) = __ to 1.00 (Consolidated Interest Coverage Ratio no less than 3.00 to 1.00)

In compliance with Consolidated Interest Coverage Ratio Covenant (Section 6.21)? [Yes][No]

        C-7